Exhibit 3.7.4

#005-368-6

Contact Information	KANSAS SECRETARY OF STATE Domestic For Profit Corporation Certificate of Amendment	AP
Kansas Secretary of State
Ron Thornburgh		53-14
Memorial Hall, 1st Floor	All information must be completed or this document will not be accepted for filing.
120 S.W. 10th Avenue
Topeka, KS 66612-1594
(785) 296-4564
kssos@kssos.org
www.kssos.org

1. Name of the corporation:
Raytheon Aircraft Quality Support Company
Name must match the name on record with the secretary of state
I.D. # 0053686
2. The articles of incorporation are amended as follows:	Do not write in this space

Article One of the Corporation’s Articles of Incorporation is hereby amended to read as follows:

“Article One: The name of the corporation is Hawker Beechcraft Quality Support Company.”

The amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602.

I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct.

Executed on the	26	of	March	,	2007
	Day		Month		Year

Authorized officer

Instruction

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